Exhibit 99.1

EARNINGS RELEASE

BOLT TECHNOLOGY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS AND QUARTERLY DIVIDEND

NORWALK, CT, August 13, 2014 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the fourth quarter and the fiscal year ended June 30, 2014.

For the fiscal year ended June 30, 2014, sales amounted to $67,515,000 compared to $57,842,000 for fiscal year 2013. Income before income taxes and acquisition contingent earnout charges ($2,500,000 in fiscal year 2014 and $500,000 in fiscal year 2013) amounted to $16,003,000 in fiscal year 2014 compared to $10,691,000 last year. Net income amounted to $8,149,000 ($0.94 per share) in fiscal year 2014 compared to $6,700,000 ($0.78 per share) last year.

Sales for the fourth quarter of fiscal year 2014, the three months ended June 30, 2014, amounted to $13,847,000 compared to $17,921,000 in last year’s fourth quarter. Income before income taxes and acquisition contingent earnout charges ($1,000,000 in the fourth quarter of fiscal year 2014 and $500,000 in the fourth quarter of fiscal year 2013) amounted to $2,033,000 in the fourth quarter of fiscal year 2014 compared to $3,589,000 in last year’s fourth quarter. Net income amounted to $312,000 ($0.04 per share) in the fourth quarter of fiscal year 2014 compared to $1,914,000 ($0.22 per share) in last year’s fourth quarter.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “We are pleased to report the 17% increase in consolidated sales, the 32% increase in income before income taxes and the 22% increase in net income for fiscal year 2014 over fiscal year 2013. These results were achieved despite the $2,000,000 increase in contingent earnout charges from $500,000 in fiscal year 2013 to $2,500,000 in fiscal year 2014. The improvement in our operating results is primarily due to the contribution from our underwater robotic vehicle unit, partially offset by higher research and development costs and higher selling, general and administrative expenses. The results for the fourth quarter of fiscal 2014 reflect the uneven sales pattern of our businesses.”

Mr. Soto further commented, “I am pleased to report that today the Board of Directors approved a quarterly dividend of $0.09 per common share, payable on October 2, 2014 to stockholders of record on September 3, 2014.”

Mr. Soto concluded, “Fiscal year 2014 was a very strong year for our Company despite the $2,500,000 contingent earnout charge and high research and development costs in connection with the development of our environmentally friendly marine seismic energy source. We are hopeful that fiscal year 2015 will be another successful year for the Company.”

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$13,847,000	$17,921,000	$67,515,000	$57,842,000
Costs and expenses	11,814,000	14,332,000	51,512,000	47,151,000
Adjustment of contingent earnout	1,000,000	500,000	2,500,000	500,000
Income before income taxes	1,033,000	3,089,000	13,503,000	10,191,000
Provision for income taxes	721,000	1,175,000	5,354,000	3,491,000
Net Income	$312,000	$1,914,000	$8,149,000	$6,700,000

Earnings per share	$0.04	$0.22	$0.94	$0.78

Average shares outstanding	8,684,000	8,631,000	8,677,000	8,611,000

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) the risk of changing budgetary levels for government and quasi-government units; (v) risks associated with a significant amount of foreign sales, (vi) the risk of fluctuations in future operating results, (vii) risks associated with global economic conditions, (viii) risks of changes in environmental or regulatory matters and (ix) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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